Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: OCT 20 2015	41-6009079 DLN:
17007037112025
SOO LINE RAILROAD COMPANY	Person to Contact:
120 SOUTH SIXTH STREET SUITE 800	ALAN WILLIAMS ID# 31371
MINNEAPOLIS, MN 55402	Contact Telephone Number:
(513) 263-3666
Plan Name:
CP 401K SAVINGS PLAN

Plan Number: 002

Dear Applicant:

Based on the information you provided, we are issuing this favorable determination letter for your plan listed above. However, our favorable determination only applies to the status of your plan under the Internal Revenue Code and is not a determination on the effect of other federal or local statutes. To use this letter as proof of the plan’s status, you must keep this letter, the application forms, and all correspondence with us about your application.

Your determination letter does not apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the Cumulative List) for the cycle you submitted your application under, unless the new item was identified in the Cumulative List.

Your plan’s continued qualification in its present form will depend on its effect in operation (Section 1.401-1(b)(3) of the Income Tax Regulations). We may review the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

The significance and scope of reliance on this letter,

The effect of any elective determination request in your application materials,

The reporting requirements for qualified plans, and

Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.

This determination letter applies to the amendments dated on 12/18/14 & 11/10/14.

This determination letter also applies to the amendments dated on 8/28/14 & 11/8/13.

Letter 5274

SOO LINE RAILROAD COMPANY

This determination letter also applies to the amendments dated on 9/12/13 & 7/5/13.

You can’t rely on this letter after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after we received the application. This letter expires on January 31, 2020. This letter considered the 2013 Cumulative List of Changes in Plan Qualification Requirements.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read it and keep it with this letter.

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.

If you have any questions, you can contact the person listed at the top of this letter.

Sincerely,

/s/ Karen D. Truss
Karen D. Truss
Director, EP Rulings & Agreements

Addendum

Letter 5274

SOO LINE RAILROAD COMPANY

This determination letter is also applicable for the amendment(s) dated on 12/20/10.

Letter 5274